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                                                                    Exhibit 20.1

                          FROST CAPITAL PARTNERS, INC.
                              44 Montgomery Street
                        San Francisco, California 94104
                              Tel: (415) 274-2400
                              Fax: (415) 274-2444

September 30, 1996

Board of Directors
Allegro New Media
3 Oak Road
Fairfield, NJ 07004

Gentlemen:

     We understand that Allegro New Media ("ANMI" or the "Company") and Software Publishing Corporation ("SPC") are considering a transaction ("Transaction" or "Merger") pursuant to which a newly formed wholly-owned subsidiary of ANMI ("Merger Sub") would merge with and into SPC and each of the outstanding shares of common stock of SPC would be converted into the right to receive .26805 (the "Exchange Ratio") shares of ANMI's common equity (the "Shares"). As of September 30, 1996, the application of this Exchange Ratio to SPC common equity approximated 3,818,940 Shares.

     Upon the advice of ANMI and SPC and their accounting advisors, we have assumed that the Merger will be treated as a purchase for accounting purposes. We also have assumed that the pro forma financial statements of the combined company provided to us are accurate and present fairly in all material respects the combined financial position and results of ANMI and SPC and have been prepared in accordance with generally accepted accounting principles.

     You have asked us to render our opinion (the "Opinion") as to whether the Exchange Ratio is fair, from a financial point of view, to the Company and its stockholders.

     In arriving at our Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate in the circumstances. In the course of such activities, among other things, we have:

          1. Reviewed the Agreement and Plan of Reorganization among ANMI, Merger Sub and SPC, dated as of October 1, 1996, and certain related documents.

          2. Discussed with senior management of ANMI and SPC their respective views of the strategic rationale for the Merger and the benefits of the Merger to ANMI.

          3. Participated in discussions and negotiations among representatives of ANMI and SPC and their financial and legal advisors.

          4. Reviewed the Form 10-K annual reports of SPC for the fiscal years ended September 30, 1993, 1994 and 1995, and the Form 10-KSB annual report of ANMI for the fiscal year ending December 31, 1995.

          5. Reviewed the audited annual financial statements of SPC for the fiscal years ended September 30, 1993, 1994 and 1995, and for ANMI for the fiscal years ending December 31, 1994 and 1995.

          6. Reviewed the Form 10-Q quarterly reports of SPC for the three months ended December 31, 1995, the six months ended March 31, 1996 and the nine months ended June 30, 1996.

          7. Reviewed the Form 10-QSB quarterly reports of ANMI for the three months ended March 31, 1996 and the six months ended June 30, 1996.


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          8. Reviewed the ANMI prospectus dated December 6, 1995.

          9. Analyzed certain internal financial statements and other financial and operating data concerning ANMI prepared by the management of ANMI.

          10. Analyzed certain internal financial statements and other financial and operating data concerning SPC prepared by the management of SPC.

          11. Discussed the past and current operations and financial condition and the prospects of ANMI and SPC with senior executives of each.

          12. Analyzed certain financial projections prepared by SPC for the fiscal year ended September 30, 1996, the three month period ending December 31, 1996, and for the fiscal years ending September 30, 1997 through 1999.

          13. Analyzed certain financial projections prepared by ANMI for the quarter ending September 30, 1996, the fiscal year ending December 31, 1996 and the fiscal year ending December 31, 1997.

          14. Reviewed the analysis prepared by KPMG on the "Allocation of Purchase Price to Acquired Assets" relating to the proposed merger.

          15. Analyzed certain financial projections prepared by ANMI regarding the combined entity post-Merger for the fiscal year ended December 31, 1997, and discussed with management of SPC and ANMI such financial projections and their underlying assumptions.

          16. Reviewed certain financial and securities data of companies deemed similar to SPC and ANMI; such review included, among other things, an analysis of historical financial performance, scope of operations, capital structure and market valuations of those companies relative to both ANMI and SPC.

          17. Reviewed the financial terms, to the extent publicly available, of certain selected acquisition transactions completed between January 1994 and September 1996 involving companies engaged in the development and publishing of business productivity software.

          18. Reviewed the trading activity in ANMI and SPC's common stock in the past 12 months.

          19. Reviewed research reports prepared by securities analysts of major brokerage and investment banking firms for both ANMI and SPC.

          20. Reviewed various press releases on SPC and ANMI.

          21. Reviewed the external technology report titled "ASAP Product Technical Assets Evaluation" dated September 20, 1996.

          22. Conducted such other studies, analyses and investigations as we have deemed appropriate.

     In connection with our review, we have not independently verified the information described above and for purposes of this Opinion have assumed the accuracy, completeness and fairness thereof. We have further relied upon the assurances of the management of ANMI and SPC that the information provided to us by ANMI and SPC has been prepared on a reasonable basis, and, with respect to projections, financial planning data, products under development, potential publishing or distribution relationships, and other business outlook information, reflects the best currently available estimates and judgments of such respective management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not performed any appraisals or valuations of specific assets, liabilities, properties or facilities of ANMI or SPC. Our Opinion also relies upon, without independent verification, ANMI management's assessment of the validity of, and the risks associated with, SPC's products and technology.

     For our services in rendering this Opinion, ANMI will pay us a fee and indemnify us against certain liabilities. This fee is not contingent upon consummation of the Merger. Frost Capital Partners has also acted as financial advisor to ANMI in connection with the Merger and will receive a fee for such advisory services, payment of a significant portion of which is contingent upon the consummation of the Merger. Approximately

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fifty percent of the fees to be paid by ANMI to us will be in the form of ANMI stock. Frost Capital Partners currently owns 14,181 shares and 25,000 options with an exercise price of $3.25 of ANMI stock received as payment for a previous transaction in which we acted as financial advisor.

     Our Opinion herein is as of September 30, 1996, the date upon which we completed our review, analysis and inquiries as described above, and we have not undertaken and disclaim any obligation to undertake any such review, analysis or inquiry subsequent to that date.

     This Opinion is intended solely for the use of the Board of Directors in connection with the matters contemplated hereby. This Opinion shall not be used without our written consent, which we agree shall not be unreasonably withheld, for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, other than as required by law or by legal process. This Opinion is not intended to be and does not constitute a recommendation to any stockholder as to how a stockholder should vote with respect to the Merger.

     Based upon and subject to the foregoing and based on such other factors as we consider relevant, it is our Opinion that the Exchange Ratio proposed to be paid by ANMI in the Merger is fair, from a financial point of view, to ANMI and its stockholders as of the date hereof.

Very truly yours,

FROST CAPITAL PARTNERS, INC.

By: /s/  IAN BERMAN

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Ian Berman
Managing Director

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